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                                                                  EXHIBIT 99.1

                                  NEWS RELEASE

                     ROMTECH ANNOUNCES CHANGES TO ITS BOARD

        - Robert M. Aiken, Jr., CFO of Sun Company Joins RomTech Board -

                          LANGHORNE, PA (January 12, 1998) - RomTech, Inc.
                          (NASDAQ: ROMT) Robert M. Aiken, Jr. was unanimously
                          appointed as a director of RomTech. Mr. Aiken, 55
                          years old, is an Executive Vice President and Chief
COMPANY CONTACT:          Financial Officer of Sun Company, Inc., (SUNOCO)
Joseph A. Falsetti        Philadelphia, PA. He fills a vacancy on the Board
RomTech, Inc.             resulting from the resignation on December 31, 1997 of
(215) 750-6606, Ext. 114  John P. Kirwin, III, who resigned from the board due
jafalset@romt.com         to conflicting business commitments.
                                    Mr. Aiken has served in positions of
                          increasing responsibility with the Sun Company since
INVESTOR CONTACT:         joining the company in 1970. Mr. Aiken holds a
Gerald W. Klein           bachelors degree from the University of Pennsylvania's
RomTech, Inc.             Wharton School and a masters degree from Stanford
(215) 750-6606, Ext. 118  University's Graduate School of Business. Mr. Aiken is
jklein@romt.com           a certified public accountant.
                          In addition to serving on RomTech's board, Mr. Aiken serves on the Board of Trustees for Bryn Mawr College and Crozer Keystone Health System. He also serves on the President's Council and the Executive Committee for Men's Basketball for the University of Pennsylvania.
                                    Joseph A. Falsetti, Chief Executive Officer
                          of RomTech, said, "Bob brings significant financial, operational and strategic planning experience to the RomTech board. We anticipate significant future growth resulting from the successful execution of our Galaxy
                          Series branding strategy. Bob's knowledge and experience should help us manage our growth profitably and enhance shareholder value. We are excited about
                          Bob joining our board and we look forward to working together."
                                     RomTech, headquartered in Langhorne, PA was
                          founded in 1992 and went public in 1995. The Company develops, publishes, markets and resells a diversified line of personal computer ("PC") software primarily for consumer and business applications. The Company promotes the Galaxy of Games(TM), Galaxy of Home
                          Office Help(TM) and Galaxy Deluxe(TM) brand names (the
                          "Galaxy Series") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Series products to retailers and consumers.
                          The Company targets the market of home and small business personal computer users. The Company's sales are primarily made through a large national distributor that sells to large national retail chain stores.
                                     This press release contains certain
                          forward-looking statements, including without limitation, statements regarding the success of RomTech's Galaxy branding strategy. The actual results achieved by RomTech, and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond RomTech's control. RomTech wishes to caution readers that the following important factors, among others, could affect RomTech's actual results and could cause RomTech's actual results to differ materially from those expressed in this press release:
                          the allocation of adequate shelf space for RomTech's products in major chain retail stores; successful sell-through results for RomTech's products at retail stores; the inability to obtain and/or develop content for its products in a cost effective manner; the continued expansion of the computer in homes in North
                          America; the ability to deliver products in response to orders within a commercially acceptable time frame;
                          downward pricing pressure; the timeliness and success of developing and selling products; the costs of developing, producing and marketing such products;
                          access to distribution channels; consumers' continuing demand for value-priced software; the renewal of licenses for key software products; competition; and various other factors, many of which are beyond the Company's control.